EXHIBIT 23

               CONSENT OF DELOITTE & TOUCHE, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in Registration Statement Nos. 33-39791, 33-39725, 33-40400, 33-40395, 33-40396, 33-66084 and 33-40702 of RJR
Nabisco Holdings Corp. on Form S-8 and Registration Statement No. 33-55716 of RJR Nabisco, Inc. on Form S-3, of our report dated February 1, 1994 (except with respect to the subsequent event discussed in Note 17, as to which the date is February 24, 1994), appearing in this Annual Report on Form 10-K of RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. for the year ended December 31, 1993.


DELOITTE & TOUCHE

New York, New York
February 24, 1994